Exhibit 99.3
AV Homes, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Statements
For the Year Ended December 31, 2014 and for the Six Months Ended June 30, 2015
On July 1, 2015, AV Homes, Inc. ("the Company" or "we") acquired substantially all of the assets and certain liabilities of Bonterra Builders, LLC (“Bonterra”) for approximately $101.5 million, including an estimated earn-out, subject to customary post-closing adjustments. The actual amount of the earn-out may be more or less than the $6.0 million target amount based on the performance of the Bonterra business through the end of 2016. A portion of the aggregate consideration equal to $0.8 million was held back by us at the closing as security for Bonterra's indemnification and other obligations under the purchase agreement. Bonterra acquires raw and developed land, develops raw land and constructs homes in the Charlotte, North Carolina area. With approximately 1,700 lots owned or controlled at the time of acquisition, the Bonterra acquisition significantly enhances our position in a key growth market.

The transaction was accounted for as a business combination in accordance with the Company’s accounting policies with the acquired assets and assumed liabilities recorded at their estimated fair values as of July 1, 2015. The following unaudited pro forma condensed financial information and explanatory notes, presents the pro forma impact of the Bonterra acquisition on the Company’s results of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 as if it had been completed on January 1, 2014. The unaudited pro forma balance sheet as of June 30, 2015 presented herein also includes the effects of the Bonterra acquisition as if it had been completed on June 30, 2015.

We derived the unaudited pro forma condensed consolidated financial information set forth below by the application of pro forma adjustments to the audited and unaudited consolidated financial statements for the Company and Bonterra. The Company’s and Bonterra's historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed financial information reflects pro forma adjustments that are described in the accompanying explanatory notes and are based on available information, and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the acquisition of Bonterra been consummated on the dates indicated, and does not purport to be indicative of the financial condition or results of operations as of any future date or for any future period. You should read our unaudited pro forma condensed consolidated financial information and the accompanying explanatory notes in conjunction with the consolidated historical financial statements and related notes included elsewhere in this Form 8-K/A. Certain amounts in the historical consolidated financial statements of Bonterra have been reclassified to conform to the Company’s presentation.

AV Homes, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2014
(in thousands, except share and per share amounts)

	Historical AV Homes, Inc. (1)	Historical Bonterra Builders, LLC (2)	Pro Forma Adjustments (2)		AV Homes, Inc. Pro Forma
Revenues
Real estate revenues
Homebuilding	$243,171	$111,782	$—		$354,953
Amenity and other	10,146	—	—		10,146
Land sales	32,596	—	—		32,596
Total real estate revenues	285,913	111,782	—		397,695

Expenses
Real estate expenses
Homebuilding	233,250	102,809	5,928	(3), (4)	341,987
Amenity and other	10,948	—	—		10,948
Land sales	22,003	—	—		22,003
Total real estate expenses	266,201	102,809	5,928		374,938

General and administrative expenses	15,941	—	466		16,407
Interest income and other	(447)	—	—		(447)
Interest expense	5,805	896	(1,923)	(4)	4,778
Total expenses	287,500	103,705	4,471		395,676
Equity in earnings (loss) from unconsolidated entities	(16)	—	—		(16)
Income (Loss) before income taxes	(1,603)	8,077	(4,471)		2,003
Income tax (expense)	—	—	—	(5)	—
Net income (loss) and comprehensive income (loss)	(1,603)	8,077	(4,471)		2,003
Net income attributable to non-controlling interests in consolidated entities	329	—	—		329
Net income (loss) and comprehensive income (loss) attributable to stockholders	$(1,932)	$8,077	$(4,471)		$1,674

Basic and Diluted Earnings (Loss) Per Share	$(0.09)			(6)	$0.08
Basic Weighted Average Common Shares	21,945,491				21,945,491
Diluted Weighted Average Common Shares	21,945,491				22,007,007

AV Homes, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2015
(in thousands, except share and per share amounts)

	Historical AV Homes, Inc.	Historical Bonterra Builders, LLC (2)	Pro Forma Adjustments (2)		AV Homes, Inc. Pro Forma
Revenues
Real estate revenues
Homebuilding	$129,251	$70,767	$—		$200,018
Amenity and other	5,504	—	—		5,504
Land sales	3,464	—	—		3,464
Total real estate revenues	138,219	70,767	—		208,986

Expenses
Real estate expenses
Homebuilding	129,187	62,992	4,100	(3), (4)	196,279
Amenity and other	4,813	—	—		4,813
Land sales	383	—	—		383
Total real estate expenses	134,383	62,992	4,100		201,475

General and administrative expenses	7,936	—	—		7,936
Interest income and other	(124)	—	—		(124)
Interest expense	5,663	700	(2,371)	(4)	3,992
Total expenses	147,858	63,692	1,729		213,279
Equity in earnings (loss) from unconsolidated entities	165	—	—		165
Income (Loss) before income taxes	(9,474)	7,075	(1,729)		(4,128)
Income tax (expense)	—	—	—		—
Net income (loss) and comprehensive income (loss)	$(9,474)	$7,075	$(1,729)		$(4,128)

Basic and Diluted Earnings (Loss) Per Share	$(0.43)			(6)	$(0.19)
Basic and Diluted Weighted Average Common Shares	22,000,367				22,000,367

AV Homes, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2015
(in thousands)

	Historical AV Homes, Inc.	Historical Bonterra Builders, LLC	Pro Forma Adjustments		AV Homes, Inc. Pro Forma
Assets
Cash and cash equivalents	$113,274	$211	$(95,859)	(7)	$17,626
Restricted cash	25,175	—	—		25,175
Land and other inventories	496,910	76,760	11,470	(8)	585,140
Receivables	3,256	2,066	—		5,322
Property and equipment, net	36,140	436	—		36,576
Investments in unconsolidated entities	1,179	—	—		1,179
Prepaid expenses and other assets	22,547	—	1,800	(9)	24,347
Goodwill	6,071	—	17,122	(10)	23,193
Total Assets	$704,552	$79,473	$(65,467)		$718,558

Liabilities and Stockholders' Equity

Liabilities
Accounts payable	$29,370	$5,373	$—		$34,743
Accrued and other liabilities	17,257	219	7,030	(11)	24,506
Customer deposits	10,882	1,850	—		12,732
Estimated development liability	32,908	—	—		32,908
Notes payable	335,211	52,941	(52,941)	(12)	335,211
Total Liabilities	425,628	60,383	(45,911)		440,100

Stockholders' Equity	278,924	19,090	(19,556)	(13)	278,458
Total Liabilities and Stockholders' Equity	$704,552	$79,473	$(65,467)		$718,558

AV Homes, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(a) Description of Transaction
On July 1, 2015, we acquired substantially all of the assets and certain liabilities of Bonterra Builders, LLC (“Bonterra”) for approximately $101.5 million, including an estimated earn-out, subject to customary post-closing adjustments. The actual amount of the earn-out may be more or less than the $6.0 million target amount based on the performance of the Bonterra business through the end of 2016. A portion of the aggregate consideration equal to $0.8 million was held back by us at the closing as security for Bonterra's indemnification and other obligations under the purchase agreement. Bonterra acquires raw and developed land, develops raw land and constructs single-family homes in the Charlotte,
North Carolina area. With approximately 1,700 lots owned or controlled at the time of the transaction, the Bonterra acquisition significantly enhances our position in a key growth market.

The following is a summary of the assets acquired and the liabilities assumed in the Bonterra acquisition. We have made an estimate of the fair value of the acquired assets and assumed liabilities based on information currently available to us. We also acquired certain intangible assets, including a trade name and non-compete agreements. Once we finalize our valuation analysis, assumptions utilized to estimate fair value may change, and accordingly, our estimated allocation may change.

The following table summarizes our preliminary estimates of the fair value of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Assets acquired and liabilities assumed
Assets
Accounts receivable	$2,066
Land and other inventories	88,230
Property, plant and equipment	436
Trade name	1,400
Non-compete agreements	400
Goodwill	17,122

Total assets acquired	109,654

Liabilities
Accounts payable	5,373
Accrued and other liabilities	949
Customer deposits	1,850

Total liabilities assumed	8,172

Total net assets acquired	$101,482

We are determining the preliminary estimate of fair value for acquired land and other inventories with the assistance of a third-party appraiser primarily using a forecasted cash flow approach for the development, marketing, and sale of each community acquired. Significant assumptions included in our estimate include future per lot development costs, construction and overhead costs, mix of products sold in each community as well as average sales price and absorption rates.

We are determining the preliminary estimate of fair value for amortizable intangible assets, which includes the trade name and non-compete agreements, with the assistance of a third-party valuation firm based primarily on a relief from royalty and income approach. Our preliminary estimates of the fair value of the trade name and non-compete agreements were $1.4 million and $0.4 million, respectively, which will be amortized over 5 years and 3 years, respectively.

We determined that Bonterra’s carrying costs approximated fair value for all other acquired assets and assumed liabilities. Goodwill includes the anticipated economic value of the acquired workforce.

(b) Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(1) Presentation of Condensed Consolidated Statement of Operations for AV Homes, Inc.
Certain revenue and expense balances were reclassified from "Homebuilding and amenity," as well as "Other real estate" into the line item "Amenity and other" to enhance the visibility to our core homebuilding operations.

(2) Historical Bonterra Builders, LLC and Pro Forma Adjustments
As the acquisition of Bonterra occurred on July 1, 2015, the historical Bonterra Builders, LLC and pro forma adjustments columns of the unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 and for the six months ended June 30, 2015 include the results of Bonterra’s operations and related pro forma adjustments for the period from January 1, 2014 through June 30, 2015.

(3) Homebuilding Expenses
As noted above, the land and other inventories purchased in the Bonterra acquisition were recognized at their estimated fair value as of the acquisition date. As a result, the historical homebuilding expenses for Bonterra also requires a pro forma adjustment to reflect this increase in pro forma inventory cost. The pro forma adjustment to homebuilding expenses is estimated to be additional expense of $4.0 million for the year ended December 31, 2014 and $2.6 million for the six months ended June 30, 2015.

The pro forma adjustments were determined for all the lots owned or controlled as of January 1, 2014, including the 303 and 195 lots that were delivered by Bonterra during the year ended December 31, 2014 and the six months ended June 30, 2015, respectively, in accordance with ASC 820-10-55-21(f). Accordingly, we applied pro forma adjustments to Bonterra’s historical costs based upon an average of the estimated fair value adjustment per owned lot as of January 1, 2014, such that the pro forma increase to inventory and homebuilding expenses results in an expected gross margin that we believe a market participant would require to complete the remaining development and requisite selling efforts. We estimated a market participant would require a gross margin ranging from 5% to 20% based upon the stage of production of the individual lot.

As noted above, certain intangible assets were acquired in the Bonterra acquisiton and will be amortized over their respective lives. As a result, we have made a pro forma adjustment to homebuilding expenses in the pro forma statement of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 totaling $0.4 million and $0.2 million, respectively, for the amortization of the intangibles.

(4) Interest expense
The inventories purchased in the Bonterra acquisition have increased the amount of the assets eligible for the capitalization of interest. Accordingly, we have recorded pro forma adjustments to decrease interest expense by $1.9 million for the year ended December 31, 2014 and by $2.4 million for the six months ended June 30, 2015. In addition, we have recorded pro forma adjustments to increase capitalized interest included in homebuilding expenses by $1.5 million for the year ended December 31, 2014 and $1.3 million for the six months ended June 30, 2015. These adjustments are based upon applying our average interest rate to an estimate of the incremental inventory balance that was eligible for interest capitalization.

(5) Income Tax Expense
We have not recorded a pro forma adjustment to increase current income tax expense for the year ended December 31, 2014 as we have a full valuation allowance against our deferred tax asset.

(6) Earnings Per Share

Pro forma basic and diluted net income per share for the six months ended June 30, 2014 and the year ended December 31, 2014 give effect to pro forma adjustments discussed above.

(7) Cash and Cash Equivalents
This pro forma adjustment reflects the cash consideration paid at the closing of the transaction, transaction costs, and the cash that the owners of Bonterra were entitled to retain.

(8) Land and other inventories
This pro forma adjustment reflects the fair value adjustment to inventory discussed in (a) above.

(9) Prepaid expenses and other assets
This pro forma adjustment reflects the addition of intangible assets obtained in the Bonterra acquisition.

(10) Goodwill
This pro forma adjustment reflects the addition of goodwill obtained in the Bonterra acquisition. The goodwill amount represents the excess of the purchase price allocated to identified assets and liabilities.

(11) Accrued and other liabilities
This pro forma adjustment reflects the fair value assigned to the contingent consideration (earn-out) that was accrued for in connection with the Bonterra acquisition, as well as an increase to accrued warranty liability to conform our warranty policy.

(12) Notes payable
As part of the consideration transferred in acquisition of Bonterra, the Company paid off all existing notes payable at the close of the transaction.

(13) Stockholders' equity
Purchase accounting requires the elimination of the acquired company's stockholders' equity. This adjustment also reflects transaction costs that were expensed at the close of the acquisition.